Exhibit 99.1

GXO Reports Second Quarter 2025 Results

•Delivered second quarter revenue of $3.3 billion, up 16% year over year, with organic revenue growth of 6%, the highest result in nine quarters
•Signed new business wins of $307 million, up 13% year over year
•Raises full-year 2025 adjusted EBITDA guidance
•Announces CFO transition

GREENWICH, Conn. — August 5, 2025 — GXO Logistics, Inc. (NYSE: GXO) today announced results for the second quarter 2025.

Malcolm Wilson, chief executive officer of GXO, said, “In the second quarter, we generated revenue of $3.3 billion, up 16% year over year, produced our highest organic revenue growth in nine quarters, and delivered $212 million in adjusted EBITDA, up 13% year over year.

“We signed $307 million of new business wins, bringing new business wins in the first half of the year to over half a billion dollars. We received final regulatory approval of the Wincanton acquisition, which will unlock growth opportunities in the UK as well as in aerospace and industrial across Europe. We’re kicking off the integration in the coming weeks and the GXO and Wincanton teams are already collaborating on a range of strategic tenders.

“Given our better-than-expected performance in the first half of the year, we are again raising our full-year adjusted EBITDA guidance, following our guidance raise in June for organic revenue growth, adjusted EBITDA and adjusted diluted earnings per share.

“Lastly, we announced in June that seasoned supply chain leader Patrick Kelleher will take the helm of GXO as CEO later this month. Serving as CEO of GXO has been the honor of a lifetime. I’m proud of all that we’ve achieved in establishing GXO as a true industry leader and am confident that Patrick will lead GXO into its next chapter of growth.”

Second Quarter 2025 Results

Revenue increased to $3.3 billion, up 16% year over year, compared with $2.8 billion for the second quarter 2024. Organic revenue1 grew by 6%.

Net income was $28 million, compared with $39 million for the second quarter 2024. Diluted earnings per share (“EPS”) was $0.23, compared with $0.32 for the second quarter 2024.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA1”) was $212 million, compared with $187 million for the second quarter 2024. Adjusted diluted EPS1 was $0.57, compared with $0.55 for the second quarter 2024.

GXO generated $3 million of cash flow from operations, compared with $115 million for the second quarter 2024. In the second quarter of 2025, GXO used $43 million of free cash flow1, compared with
1 For definitions of non-GAAP measures see the “Non-GAAP Financial Measures” section in this press release.

$31 million of free cash flow1 generated for the second quarter 2024. GXO’s second quarter free cash flow1 reflects investment in working capital and the payment of a one-time regulatory matter recognized in the first quarter.

Cash Balances and Outstanding Debt

As of June 30, 2025, cash and cash equivalents (excluding restricted cash), debt outstanding and net debt1 were $205 million, $2.7 billion and $2.5 billion, respectively.

Guidance

The company updated its guidance for the full year 20252 as follows:

•Organic revenue growth1 of 3.5% to 6.5%;
•Adjusted EBITDA1 of $865 million to $885 million;
•Adjusted diluted EPS1 of $2.43 to $2.63; and
•Adjusted EBITDA1 to free cash flow conversion1 of 25% to 35%.

Company Announces CFO Transition

GXO also announced that Baris Oran plans to step down from his role as Chief Financial Officer to pursue new opportunities. Mr. Oran will remain in his role until a successor is named to ensure a smooth transition.

Wilson added, “Baris has been dedicated not only to the performance of the company, but to our customers and our people. GXO is well positioned for its next chapter of growth thanks, in large part, to his valuable contributions.”

Conference Call

GXO will hold a conference call on Wednesday, August 6, 2025, at 8:30 a.m. Eastern Time. Participants can call toll free (from US/Canada) 877-407-8029; international callers dial +1 201-689-8029. Conference ID: 13754139. A live webcast of the conference will be available on the Investor Relations area of the company’s website, investors.gxo.com. The conference will be archived until August 20, 2025. To access the replay by phone, call toll-free (from US/Canada) 877-660-6853; international callers dial +1 201-612-7415. Use participant passcode 13754139.

About GXO Logistics

GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is positioned to capitalize on the rapid growth of ecommerce, automation and outsourcing. GXO has more than 150,000 team members across more than 1,000 facilities totaling more than 200 million square feet. The company serves the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO corporate headquarters is in Greenwich, Connecticut, USA. Visit GXO.com for more information and connect with GXO on LinkedIn, X, Facebook, Instagram and YouTube.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the attached financial tables.
2 Our guidance reflects current FX rates.

GXO’s non-GAAP financial measures in this press release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), adjusted EBITDA margin, adjusted earnings before interest, taxes and amortization (“adjusted EBITA”), adjusted EBITA, net of income taxes paid, adjusted EBITA margin, adjusted net income attributable to GXO, adjusted earnings per share (basic and diluted) (“adjusted EPS”), free cash flow, free cash flow conversion, organic revenue, organic revenue growth, net leverage ratio, net debt, and operating return on invested capital (“ROIC”).

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, GXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. GXO’s non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted EBITA, adjusted net income attributable to GXO and adjusted EPS include adjustments for transaction and integration costs, regulatory matters and litigation expenses as well as restructuring costs and other adjustments as set forth in the attached financial tables. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities), and certain costs related to integrating and separating IT systems. Regulatory matters and litigation expenses relate to the settlement of regulatory and legal matters. Restructuring costs primarily relate to severance costs associated with business optimization initiatives.

We believe that adjusted EBITDA, adjusted EBITDA margin, adjusted EBITA, adjusted EBITA, net of income taxes paid, and adjusted EBITA margin, improve comparability from period to period by removing the impact of our capital structure (interest expense), asset base (depreciation and amortization), tax impacts and other adjustments as set forth in the attached financial tables, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

We believe that organic revenue and organic revenue growth are important measures because they exclude the impact of revenue from acquired businesses and foreign currency exchange rate fluctuations.

We believe that adjusted net income attributable to GXO and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains, which management has determined are not reflective of our core operating activities, including amortization of intangible assets acquired.

We believe that free cash flow and free cash flow conversion are important measures of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as cash flow from operations less capital expenditures plus proceeds from sale of property and equipment. We calculate free cash flow conversion as free cash flow divided by adjusted EBITDA, expressed as a percentage.

We believe that net debt and net leverage ratio are important measures of our overall liquidity position and are calculated by adding bank overdrafts and removing cash and cash equivalents (excluding restricted cash) from our total debt and net debt as a ratio of our trailing twelve months adjusted EBITDA. We calculate ROIC as our trailing twelve months adjusted EBITA, net of income taxes paid, divided by the average invested capital. We believe ROIC provides investors with an important perspective on how effectively GXO deploys capital and use this metric internally as a high-level target to assess overall performance throughout the business cycle.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating GXO’s ongoing performance.

With respect to our financial targets for full-year 2025 organic revenue growth, adjusted EBITDA, adjusted diluted EPS, and free cash flow conversion, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statements of income and cash flows prepared in accordance with GAAP, that would be required to produce such a reconciliation.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, including our full-year 2025 guidance of organic revenue growth, adjusted EBITDA, adjusted diluted EPS and free cash flow conversion. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by the company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors the company believes are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, the risks discussed in our filings with the SEC and the following: economic conditions generally; supply chain challenges, including labor shortages; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our respective customers’ demands; our ability to successfully integrate and realize anticipated benefits, synergies, cost savings and profit improvement opportunities with respect to acquired companies, including the acquisition of Wincanton; acquisitions may be unsuccessful or result in other risks or developments that adversely affect our financial condition and results; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our indebtedness; our ability to raise debt and equity capital; litigation; labor matters, including our ability to manage its subcontractors, and risks associated with labor disputes at our customers’ facilities and efforts by labor organizations to organize its employees; risks associated with defined benefit plans for our current and former employees; our ability to attract or retain necessary talent; the increased costs associated with labor; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; fluctuations in customer confidence and spending; issues related to our intellectual property rights; governmental regulation, including environmental laws, trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; natural disasters, terrorist attacks or similar incidents; damage to our reputation; a material disruption of our operations; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; failure in properly handling the inventory of our customers; the impact of potential cyber-attacks and information technology or data security breaches; and the inability to implement technology initiatives or business systems successfully;

our ability to achieve Environmental, Social and Governance goals; and a determination by the IRS that the distribution or certain related spin-off transactions should be treated as taxable transactions. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in the light of such factors.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

Kristine Kubacki, CFA
+1 (203) 769-7206
kristine.kubacki@gxo.com

Media Contact

Matthew Schmidt
+1 (203) 307-2809
matt.schmidt@gxo.com

GXO Logistics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, shares in thousands, except per share amounts)	2025	2024	2025	2024
Revenue	$3,299	$2,846	$6,276	$5,302
Direct operating expense	2,813	2,389	5,371	4,445
Selling, general and administrative expense	272	270	533	519
Depreciation and amortization expense	110	99	219	191
Transaction and integration costs	14	15	36	34
Restructuring costs and other	2	1	19	17
Regulatory matter(1) and litigation expense	(1)	(3)	65	60
Operating income	89	75	33	36
Other income (expense), net	(10)	1	(15)	7
Interest expense, net	(36)	(23)	(68)	(36)
Income (loss) before income taxes	43	53	(50)	7
Income tax expense	(15)	(14)	(17)	(4)
Net income (loss)	28	39	(67)	3
Net income attributable to noncontrolling interests (“NCI”)	(2)	(1)	(3)	(2)
Net income (loss) attributable to GXO	$26	$38	$(70)	$1

Earnings (loss) per share
Basic	$0.23	$0.32	$(0.60)	$0.01
Diluted	$0.23	$0.32	$(0.60)	$0.01

Weighted-average shares used in computation of earnings (loss) per share
Basic	114,812	119,427	116,890	119,350
Diluted	115,055	119,683	116,890	119,680
(1) In 2024, the Italian tax authorities challenged the deductibility of value-added tax payments by the Company to certain third-party service providers. For the three and six months ended June 30, 2025, the Company released $1 million and recorded $65 million, respectively, of expenses, including legal fees, related to this matter.

GXO Logistics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$205	$413
Accounts receivable, net of allowance of $11 and $15	1,950	1,799
Other current assets	434	429
Total current assets	2,589	2,641
Long-term assets
Property and equipment, net of accumulated depreciation of $1,974 and $1,732	1,264	1,160
Operating lease assets	2,646	2,329
Goodwill	3,827	3,549
Intangible assets, net of accumulated amortization of $724 and $618	1,008	986
Other long-term assets	592	601
Total long-term assets	9,337	8,625
Total assets	$11,926	$11,266
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$691	$776
Accrued expenses	1,381	1,271
Current debt	90	110
Current operating lease liabilities	732	647
Other current liabilities	516	385
Total current liabilities	3,410	3,189
Long-term liabilities
Long-term debt	2,596	2,521
Long-term operating lease liabilities	2,139	1,898
Other long-term liabilities	806	623
Total long-term liabilities	5,541	5,042
Commitments and Contingencies
Stockholders’ Equity
Common Stock, $0.01 par value per share; 300,000 shares authorized, 119,808 and 119,496 shares issued and 114,452 and 119,496 shares outstanding, respectively	1	1
Treasury stock, at cost; 5,356 and 0 shares, respectively	(202)	—
Preferred Stock, $0.01 par value per share; 10,000 shares authorized, 0 issued and outstanding	—	—
Additional Paid-In Capital (“APIC”)	2,645	2,629
Retained earnings	616	686
Accumulated Other Comprehensive Income (Loss) (“AOCIL”)	(120)	(313)
Total stockholders’ equity before NCI	2,940	3,003
NCI	35	32
Total equity	2,975	3,035
Total liabilities and equity	$11,926	$11,266

GXO Logistics, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In millions)	2025	2024
Cash flows from operating activities:
Net income (loss)	$(67)	$3
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization expense	219	191
Stock-based compensation expense	23	19
Deferred tax benefit	(25)	(16)
Other	7	10
Changes in operating assets and liabilities
Accounts receivable	18	56
Other assets	39	(8)
Accounts payable	(151)	(82)
Accrued expenses and other liabilities	(31)	(8)
Net cash provided by operating activities	32	165
Cash flows from investing activities:
Capital expenditures	(125)	(161)
Proceeds from sale of property and equipment	2	10
Acquisition of businesses, net of cash acquired	—	(863)
Net cash used in investing activities	(123)	(1,014)
Cash flows from financing activities:
Common stock repurchased	(200)	—
Proceeds from debt, net	—	1,085
Net borrowings under revolving credit facilities	8	—
Repayments of debt, net	(55)	(196)
Repayments of finance lease obligations	(24)	(19)
Taxes paid related to net share settlement of equity awards	(7)	(7)
Net changes in bank overdraft positions	64	3
Other	(13)	(9)
Net cash provided by (used in) financing activities	(227)	857
Effect of exchange rates on cash and cash equivalents	40	(7)
Net increase (decrease) in cash, restricted cash and cash equivalents	(278)	1
Cash, restricted cash and cash equivalents, beginning of period	485	470
Cash, restricted cash and cash equivalents, end of period	$207	$471

Reconciliation of cash, restricted cash and cash equivalents
Cash and cash equivalents	$205	$469
Restricted Cash (included in Other long-term assets)	2	2
Total cash, restricted cash and cash equivalents	$207	$471

Non-cash financing activities:
Excise tax liability related to stock repurchases	$2	$—

GXO Logistics, Inc.
Key Data
Disaggregation of Revenue
(Unaudited)

Revenue disaggregated by geographical area was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2025	2024	2025	2024
United Kingdom	$1,590	$1,289	$2,981	$2,202
United States	767	731	1,519	1,478
Netherlands	253	220	485	438
France	216	201	402	401
Spain	166	145	309	274
Italy	105	97	200	190
Other	202	163	380	319
Total	$3,299	$2,846	$6,276	$5,302

The Company’s revenue can also be disaggregated by the customer’s primary industry. Revenue disaggregated by industries was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2025	2024	2025	2024
Omnichannel retail	$1,626	$1,316	$3,048	$2,338
Technology and consumer electronics	402	363	795	745
Industrial and manufacturing	403	331	765	597
Food and beverage	359	326	673	642
Consumer packaged goods	290	290	574	585
Other	219	220	421	395
Total	$3,299	$2,846	$6,276	$5,302

GXO Logistics, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
and Adjusted EBITDA Margins
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31, 2024	Trailing Twelve Months Ended June 30, 2025
(In millions)	2025	2024	2025	2024
Net income (loss) attributable to GXO	$26	$38	$(70)	$1	$134	$63
Net income attributable to NCI	2	1	3	2	4	5
Net income (loss)	$28	$39	$(67)	$3	$138	$68
Interest expense, net	36	23	68	36	103	135
Income tax expense	15	14	17	4	8	21
Depreciation and amortization expense	110	99	219	191	415	443
Transaction and integration costs	14	15	36	34	76	78
Restructuring costs and other	2	1	19	17	27	29
Regulatory matter and litigation expense	(1)	(3)	65	60	59	64
Unrealized (gain) loss on foreign currency contracts	8	(1)	18	(4)	(11)	11
Adjusted EBITDA(1)	$212	$187	$375	$341	$815	$849

Revenue	$3,299	$2,846	$6,276	$5,302
Operating income	$89	$75	$33	$36
Operating income margin(2)	2.7%	2.6%	0.5%	0.7%
Adjusted EBITDA margin(1)(3)	6.4%	6.6%	6.0%	6.4%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Operating income margin is calculated as operating income divided by revenue for the period.
(3) Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenue for the period.

GXO Logistics, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITA
and Adjusted EBITA Margins
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31, 2024	Trailing Twelve Months Ended June 30, 2025
(In millions)	2025	2024	2025	2024
Net income (loss) attributable to GXO	$26	$38	$(70)	$1	$134	$63
Net income attributable to NCI	2	1	3	2	4	5
Net income (loss)	$28	$39	$(67)	$3	$138	$68
Interest expense, net	36	23	68	36	103	135
Income tax expense	15	14	17	4	8	21
Amortization of intangible assets acquired	30	22	59	41	108	126
Transaction and integration costs	14	15	36	34	76	78
Restructuring costs and other	2	1	19	17	27	29
Regulatory matter and litigation expense	(1)	(3)	65	60	59	64
Unrealized (gain) loss on foreign currency contracts	8	(1)	18	(4)	(11)	11
Adjusted EBITA(1)	$132	$110	$215	$191	$508	$532

Revenue	$3,299	$2,846	$6,276	$5,302
Adjusted EBITA margin(1)(2)	4.0%	3.9%	3.4%	3.6%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Adjusted EBITA margin is calculated as adjusted EBITA divided by revenue for the period.

GXO Logistics, Inc.
Reconciliation of Net Income (Loss) to Adjusted Net Income
and Adjusted Earnings Per Share
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, shares in thousands, except per share amounts)	2025	2024	2025	2024
Net income (loss)	$28	$39	$(67)	$3
Net income attributable to NCI	(2)	(1)	(3)	(2)
Net income (loss) attributable to GXO	$26	$38	$(70)	$1
Amortization of intangible assets acquired	30	22	59	41
Transaction and integration costs	14	15	36	34
Restructuring costs and other	2	1	19	17
Regulatory matter and litigation expense	(1)	(3)	65	60
Unrealized (gain) loss on foreign currency contracts	8	(1)	18	(4)
Income tax associated with the adjustments above(1)	(13)	(6)	(27)	(29)
Adjusted net income attributable to GXO(2)	$66	$66	$100	$120

Adjusted basic EPS(2)	$0.57	$0.55	$0.86	$1.01
Adjusted diluted EPS(2)	$0.57	$0.55	$0.85	$1.00

Weighted-average shares used in computation of adjusted earnings per share
Basic	114,812	119,427	116,890	119,350
Diluted(3)	115,055	119,683	117,160	119,680
(1) The income tax rate applied to items is based on the GAAP annual effective tax rate.
(2) See the “Non-GAAP Financial Measures” section of this press release.
(3) The six months ended June 30, 2025 calculation of earnings per share - diluted (GAAP) excludes 270 thousand shares due to their anti-dilutive effect.

GXO Logistics, Inc.
Other Reconciliations
(Unaudited)

Reconciliation of Cash Flows from Operations to Free Cash Flow:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2025	2024	2025	2024
Cash flows from operations(1)	$3	$115	$32	$165
Capital expenditures	(47)	(88)	(125)	(161)
Proceeds from sale of property and equipment	1	4	2	10
Free cash flow(2)	$(43)	$31	$(91)	$14
(1) Net cash provided by operating activities.
(2) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of Revenue to Organic Revenue:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2025	2024	2025	2024
Revenue	$3,299	$2,846	$6,276	$5,302
Revenue from acquired business(1)	(168)	—	(655)	—
Foreign exchange rates	(127)	—	(94)	—
Organic revenue(2)	$3,004	$2,846	$5,527	$5,302

Revenue growth(3)	15.9%		18.4%
Organic revenue growth(2)(4)	5.6%		4.2%
(1) The Company excludes revenue from acquired businesses for periods that are not comparable.
(2) See the “Non-GAAP Financial Measures” section of this press release.
(3) Revenue growth is calculated as the change in the period-over-period revenue divided by the prior period, expressed as a percentage.
(4) Organic revenue growth is calculated as the change in the period-over-period organic revenue divided by the prior period, expressed as a percentage.

GXO Logistics, Inc.
Liquidity Reconciliations
(Unaudited)

Reconciliation of Total Debt and Net Debt:

(In millions)	June 30, 2025
Current debt	$90
Long-term debt	2,596
Total debt(1)	$2,686
Plus: Bank overdrafts (included in Other current liabilities)	64
Less: Cash and cash equivalents (excluding restricted cash)	(205)
Net debt(2)	$2,545
(1) Includes finance leases and other debt of $405 million as of June 30, 2025.
(2) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of Total debt to Net income Ratio:

(In millions)	June 30, 2025
Total debt	$2,686
Trailing twelve months net income	$68
Debt to net income ratio	39.5x

Reconciliation of Net Leverage Ratio:

(In millions)	June 30, 2025
Net debt(1)	$2,545
Trailing twelve months adjusted EBITDA(1)	$849
Net leverage ratio(1)	3.0x
(1) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Return on Invested Capital
(Unaudited)

Adjusted EBITA, net of income taxes paid:

	Six Months Ended June 30,		Year Ended December 31, 2024	Trailing Twelve Months Ended June 30, 2025
(In millions)	2025	2024
Adjusted EBITA(1)	$215	$191	$508	$532
Less: Cash paid for income taxes	(10)	(19)	(43)	(34)
Adjusted EBITA, net of income taxes paid(1)	$205	$172	$465	$498
(1) See the “Non-GAAP Financial Measures” section of this press release.

Return on Invested Capital (ROIC):

	June 30,
(In millions)	2025	2024	Average
Selected Assets:
Accounts receivable, net	$1,950	$1,909	$1,930
Other current assets	434	419	427
Property and equipment, net	1,264	1,093	1,179
Selected Liabilities:
Accounts payable	$(691)	$(690)	$(691)
Accrued expenses	(1,381)	(1,286)	(1,334)
Other current liabilities(1)	(452)	(399)	(426)
Invested capital	$1,124	$1,046	$1,085

Trailing twelve months net income to average invested capital			6.3%
Operating return on invested capital(2)(3)			45.9%
(1) As of June 30, 2025 and 2024 excludes $64 million and $3 million of bank overdraft, respectively.
(2) See the “Non-GAAP Financial Measures” section of this press release.
(3) The ratio of operating return on invested capital is calculated as trailing twelve months adjusted EBITA, net of income taxes paid, divided by the average invested capital.